                                                                      EXHIBIT 12

                        CABLEVISION SYSTEMS CORPORATION
        COMPUTATION OF RATIO OF DEFICIENCY OF EARNINGS TO FIXED CHARGES
          AND EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                     (FIXED CHARGES COVERAGE DEFICIENCIES)


                                 Six Months Ended
                                     June 30,                          Year Ended December 31,
                               ---------------------  ---------------------------------------------------------
                                 1995        1994         1994        1993         1992        1991       1990
                                 ----        ----         ----        ----         ----        ----       ----
Earnings:
 Loss from continuing
  operations.................  $(195,439)  $(111,851)   $(315,151)  ($246,782)  ($250,503)  $(227,199)  $(271,375)
Add:
 Fixed charges per (B)
  below......................    159,051     121,436      269,627     238,109     199,661     264,039     268,491
 Amortization of previously
  capitalized interest.......         37          74          148         138          74          75          74
Deduct:
 Interest capitalized
  during period..............         --          --           --          --          --          --          --
                               ---------   ---------    ---------   ---------   ---------   ---------   ---------
 Earnings for computation
  purposes (A)...............  $ (36,351)  $   9,659    $ (45,376)  $  (8,535)  $ (50,768)  $  36,915   $  (2,810)
                               =========   =========    =========   =========   =========   =========   =========
Fixed Charges:
 Interest on indebtedness,
  expensed or capitalized,
  including amortization
  of debt expense............    155,318     118,586      263,299     232,434     194,628     258,794     263,564
Portion of rents
  representative of the
  interest factor............      3,733       2,850        6,328       5,675       5,033       5,245       4,927
                               ---------   ---------    ---------   ---------   ---------   ---------   ---------
Fixed charges for
 computation purposes (B)....  $ 159,051   $ 121,436    $ 269,627   $ 238,109   $ 199,661   $ 264,039   $ 268,491
                               =========   =========    =========   =========   =========   =========   =========
Ratio of earnings to fixed
 charges (A)/(B).............         --          --           --          --          --          --          --
Deficiency of earnings
 available to cover fixed
 charges.....................  $(195,402)  $(111,777)   $(315,003)  $(246,644)  $(250,429)  $(227,124)  $(271,301)
                               =========   =========    =========   =========   =========   =========   =========
Preferred stock
 dividends (C)...............  $   4,918   $   2,054    $   6,385   $     885   $     885   $   4,464   $   4,065
                               =========   =========    =========   =========   =========   =========   =========
Ratio of earnings to fixed
 charges and preferred
 stock dividends (A)/(B+C)...         --          --           --          --          --          --          --

Deficiency of earnings
 available to cover fixed
 charges and preferred
 stock dividends.............  $(200,320)  $(113,831)   $(321,388)  $(247,529)  $(251,314)  $(231,588)  $(275,366)
                               =========   =========    =========   =========   =========   =========   =========

                        CABLEVISION SYSTEMS CORPORATION
                       COMPUTATION OF PRO FORMA RATIO OF
                    DEFICIENCY OF EARNINGS TO FIXED CHARGES
                     (FIXED CHARGES COVERAGE DEFICIENCIES)


                                                               Six Months
                                                                 Ended            Year Ended
                                                                June 30,       December 31, 1994
                                                               ----------      ------------------
                                                                     (Dollars in thousands)
Earnings:
 Loss from continuing operations..........................     $(184,646)           $(344,775)
Add:
 Fixed charges per (B) below..............................       141,377              273,547
 Amortization of previously capitalized interest..........            37                  148
Deduct:
 Interest capitalized during period.......................            --                   --
                                                               ---------            ---------
 Earnings for computation purposes (A)....................     $ (43,232)           $ (71,080)
                                                               =========            =========
Fixed Charges:
 Interest on indebtedness, expensed or capitalized,
  including amortization of debt expense..................        137,556             266,443
 Portion of rents representative of the
  interest factor.........................................          3,821               7,104
                                                                ---------           ---------
Fixed Charges for computation purposes (B)................      $ 141,377           $ 273,547
                                                                =========           =========
Ratio of earnings to fixed charges (A)/(B)................             --                  --
Deficiency of earnings available to cover fixed
 charges..................................................      $(184,609)          $(344,627)
                                                                =========           =========
Preferred stock dividends (C).............................      $  25,993           $  49,788
                                                                =========           =========
Ratio of earnings to fixed charges and preferred
 Stock dividends (A)/(B+C)................................             --                  --

Deficiency of earnings available to cover fixed
 charges and preferred stock dividends...................       $(210,602)          $(394,415)
                                                                =========           =========